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                                                                 EXHIBIT 99.1


[Department of Justice Letterhead]



FOR IMMEDIATE RELEASE                                                      AT
TUESDAY, MAY 27, 1997                                          (202) 616-2771
                                                           TDD (202) 514-1888


          MARTIN MARIETTA MATERIALS AGREES TO DIVESTITURE IN ORDER TO
                          ACQUIRE AMERICAN AGGREGATES

           Justice Department Requires Producers of Road Construction
                Aggregate in Indianapolis To Modify Merger Deal

     WASHINGTON, D.C. -- Martin Marietta Materials, Inc. will be allowed to go forward with its planned $234.5 million acquisition of American Aggregates Corporation, as long as it sells a quarry in the Indianapolis area, the Justice Department announced today.

     Under a settlement agreement reached today with the Justice Department's Antitrust Division, Martin Marietta Materials will divest American Aggregates' Harding Street Quarry in Indianapolis.

     Aggregate is used to manufacture asphalt concrete and ready mix concrete, which are used to build roads and highways. The Indiana Department of Transportation, through its contracts for highway construction projects, is the largest purchaser of aggregate in Marion County. Martin Marietta and American Aggregates compete in the production of aggregate in the Indianapolis area.

     According to a complaint, filed along with the settlement in



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U.S. District Court in Indianapolis, the deal as originally proposed would have allowed Martin Marietta Materials to become the dominant supplier of aggregate in Marion County, Indiana -- which includes Indianapolis -- and would have given it the power to increase prices.

     "If Martin Marietta Materials had been permitted to acquire both of the aggregate quarries owned by American Aggregates in the Indianapolis area, the citizens of Marion County would have had to pay higher prices for the aggregate used to build their roads," said Joel I. Klein, Acting Assistant Attorney General of the Department's Antitrust Division, "This settlement preserves competition and protects customers from higher aggregate prices."

     American Aggregates is a subsidiary of CSR America Inc., a Georgia-based company. CSR America is a subsidiary of CSR Limited of Australia. American Aggregates' sales in 1996 were $120 million.

     Martin Marietta Materials is a North Carolina corporation with headquarters in Raleigh, North Carolina. Its sales in 1995 were $660 million.

     As required by the Tunney Act, the proposed consent decree will be published in the Federal Register, along with the Department's competitive impact statement. Any person may submit written comments concerning the proposed decree during a 60-day comment period to J. Robert Kramer, Litigation II Section, Antitrust Division, U.S. Department of Justice, 1401 H St., N.W.,


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Suite 3000, Washington, D.C. 20530.

    At the conclusion of the 60-day comment period, the Court may enter the consent decree upon its finding that it serves the public interest.


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